UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Gladstone Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On Wednesday, June 30, 2010 at 9:00 a.m. Eastern Daylight Time (“EDT”), Gladstone Investment Corporation held a conference call (the “Call”) regarding the proposals included in the Company’s Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 18, 2010. A script of the Call is attached below.
Hello and good morning.
This is a special call to explain the items in the proxy for shareholders of Gladstone Investment (NASDAQ trading symbol: GAIN).
Thank you all for calling in. We are happy to talk to shareholders and you all know that you have an open invitation to visit us here in the Washington, D.C. area. Please stop by at the office in McLean, Virginia and say hello. You will see some of the finest people in the business.
We also invite you all to come to the annual shareholders meeting on August 5, 2010 at 11:00 a.m. EDT at the Hilton Hotel in McLean, Virginia, located at 7920 Jones Branch Drive. If you are not coming to the meeting, then please vote your shares using your proxy so that we get the votes in. You can vote by mailing in your proxy card. You can also vote by calling 800-690-6903, but if you call, you will need your proxy card with your proxy control number. With your control number, you can also enter your vote at www.proxyvote.com or at our web site www.gladstoneinvestment.com. You may also vote by calling your brokerage house, which can assist you in the voting process.
Before I begin I need to read a statement about forward looking statements.
This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and the Securities Exchange Act of 1934, including statements with regard to the future performance of Gladstone Investment Corporation.
These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans. We believe those plans to be reasonable.
There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “Risk factors” in all our Form 10K fillings as filed with the Securities and Exchange Commission, which can be found on our web site at www.GladstoneInvestment.com and the SEC’s web site, www.sec.gov.
Gladstone Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Again thank you all for calling in. I know these are trying times for all of you. As shareholders, we have all watched the stock price continue to drop, along with the market for all financial stocks, and then recover. Our stock has recovered some, but it is still not back to where we would like it to be. We hope it will get there over the following months.

Before starting with the matters in the proxy, I want you to know that we will have our quarterly earnings call for the quarter ending June 30, 2010, sometime around the first week in August, so I will not be able to answer questions about the 10Q we are planning to file for that quarter (or the June quarter earnings) on this call.
I can say that our fund is performing well in these trying times, compared to others. And just to make sure we all remember, as our most recent filings showed, this fund does not have any investments in home mortgages or the housing industry nor do we intend to make any. We have no home mortgages in our portfolio and never have.
Also please know that we do not have any significant exposure to Europe or to China or Asia. Some of our portfolio companies source some parts from China or Asia, but in recent times, some of them have been bringing those parts back to be made in the United States. If you are looking for a company that invests exclusively in portfolio companies located in the United States, this is one of them.
As you know from our press release yesterday, we sold our position in A Stucki for a very strong return on equity and full payment of our debt position. It was a great winner, and there are other companies in our portfolio which we will contemplate liquidating at the appropriate times.
Now let’s turn to the proxy. In the proxy we have asked shareholders to vote on a number of things. Some are easy to understand and others are not as easy.
1. First, we are asking you to re-elect three directors (Paul Adelgren, John Outland, and me, David Gladstone).
2. Second, we are asking shareholders to approve a proposal to authorize our fund to issue and sell shares of our common stock at a price below the net asset value, or NAV, per share at time of issuance. Many business development companies, or BDCs, are asking shareholders for this approval because most BDCs are currently trading, or have traded recently, below their net asset value per share.
We are limited by applicable law to having less than our equity in debt (in other words, a 1:1 debt to equity ratio), so none of the BDCs, like ours, are highly leveraged. We have a line of credit for $50 million and we currently have some significant capacity on that line.
To grow the fund, we will need to raise long term debt or equity sometime in the foreseeable future. With the stock price below NAV, without the shareholders’ approval to issue and sell shares of our common stock below NAV, it is only possible to do so in the current environment as a rights offering.
As you all know, we did a rights offering in April 2008 (at a time when we did not have the shareholders’ approval to issue and sell shares of our common stock below NAV), which was fully subscribed. So in that sense, the rights offering was a success. What was not good is that some speculators purchased the rights on the open market, shorted the common stock, and then used the rights to buy the common stock at a lower price to cover their short positions. We were shocked to see how low the stock fell during that subscription period. We and other BDCs had similar experiences with rights offerings. In sum, rights offerings are not the most attractive method of raising capital for our fund.
If at the time of the rights offering, we had shareholder approval to issue and sell stock below NAV, then we could have instead completed an overnight stock offering. In light of the experience that we gained with the rights offering, we now believe that such an overnight offering might not have the same likelihood of a fall off of the stock price due to the short interests’ activity.
At our 2008 and 2009 annual shareholders’ meetings, our shareholders approved our ability to issue and sell shares of our common stock below NAV, but recently, the stock price was much too low to sell stock except under the direst circumstances. Hopefully, prices will firm up this year and we will be able to sell near or above NAV this year if there are good opportunities for us to invest in.
Let me add one other item. We presently have no intent to sell stock today at the current market price, but we need your approval so that when the stock price recovers, we can move forward and issue and sell shares below NAV, if we believe it is in the fund’s and its shareholders’ interests to do so. Also, in the event we need to raise emergency capital, we can issue and sell shares below NAV rather than conduct another rights offering.
3. Third, we are asking shareholders to ratify the selection by our audit committee of PricewaterhouseCoopers as our independent auditor for the next year end (ending March 30, 2011).
Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars each year trying to contact voters to vote on these issues, so please vote your shares.
As far as we can see, while the economy is showing signs of recovery, there remains a credit squeeze, as banks are still slow to lend money, which hurts the economy further. We are stewards of your money. We will stay the course and continue to be conservative in our investment approach.
We invite you all to come to the shareholders meeting on August 5, 2010 at 11:00 a.m. (EDT) at the Hilton Hotel in McLean, Virginia, located at 7920 Jones Branch Drive. We would like to see you all and talk about the fund at that meeting. If you are not coming, then please vote your shares of stock.
You can vote by mailing in your proxy card. You can also vote by calling 800-690-6903, but if you call, you will need your proxy card with your proxy control number. With your control number, you can also enter your vote at www.proxyvote.com or at our web site www.gladstoneinvestment.com. You may also vote by calling your brokerage house, which can assist you in the voting process.
That is the end of the call. Operator, if you would, please set things up so that we can take questions from our listeners.

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